Exhibit 4.3

CDC Software Corporation

Number	Class B Ordinary Shares
00[ ]	-[ ]-

Incorporated under the laws of the Cayman Islands

Share capital is US$[            ] divided into [            ] Class A Ordinary Shares of a par value of US$[            ] per share and

[            ] Class B Ordinary Shares of a par value of US$[            ] per share

THIS IS TO CERTIFY THAT [INSERT NAME OF COMPANY] is the registered holder of [INSERT NUMBER] Class B Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the [        ] day of [            ] 200[  ] by:

DIRECTOR         ___________________________________